Exhibit 99.2
Intuitive Surgical, Inc.
Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change
Revenue ($Millions)
Instruments and Accessories	$940.7	$842.8	12%	$3,517.9	$3,100.5	13%
Systems	451.0	469.9	(4)%	1,680.1	1,693.4	(1)%
Services	263.3	238.0	11%	1,024.2	916.2	12%
Total Revenue	$1,655.0	$1,550.7	7%	$6,222.2	$5,710.1	9%
% Recurring Revenue (1)	79%	75%		79%	75%

Da Vinci Surgical System Placements by Geography
United States	181	235	(23)%	692	865	(20)%
Europe	70	63	11%	280	232	21%
Asia	92	71	30%	244	203	20%
Other Markets	26	16	63%	48	47	2%
Total Systems*	369	385	(4)%	1,264	1,347	(6)%

Unit Placements Involving Trade-Ins	110	117	(6)%	345	510	(32)%

Da Vinci Surgical System Placements by Model
Single Console X Systems	45	48	(6)%	160	160	—%
Dual Console X Systems	5	1	400%	13	11	18%
Single Console Xi Systems	222	255	(13)%	766	824	(7)%
Dual Console Xi Systems	91	71	28%	302	322	(6)%
SP Systems	6	10	(40)%	23	30	(23)%
Total Systems*	369	385	(4)%	1,264	1,347	(6)%
* Da Vinci Surgical Systems placed under operating leases (included in total unit placements)	154	143	8%	492	517	(5)%

Ion System Placements**	67	31	116%	192	93	106%
** Ion systems placed under operating leases (included in total unit placements)	34	12	183%	101	50	102%

Other da Vinci Surgical System Metrics
Procedures (Thousands)	507	431	18%	1,875	1,594	18%
Average Selling Price ($Millions)	$1.43	$1.45	(1)%	$1.49	$1.55	(4)%
Inst & Accy Revenue/Procedure ($Thousands)	$1.82	$1.94	(6)%	$1.84	$1.93	(5)%
Installed Base (2)	7,544	6,730	12%	7,544	6,730	12%

(1) We present operating lease revenue, which is classified as systems revenue, as a component of total recurring revenue.
(2) During the fourth quarters of 2022 and 2021, we performed a verification audit of our installed base records that identified 70 and 54 systems, respectively, mostly older standard and S models, which had been retired. We removed these systems from our installed base estimate during the fourth quarters of 2022 and 2021, respectively.

Intuitive Surgical, Inc.
Unaudited Preliminary Trended Annual da Vinci Procedure Data

	Approximate Procedures (Thousands)			Percentage Change*
	2022	2021	2020	2022	2021
United States
General Surgery	720	589	434	22%	36%
Gynecology	341	316	267	8%	19%
Urology	162	153	134	6%	14%
Other	59	51	41	16%	26%
Total United States	1,282	1,109	876	16%	27%
Total Outside of the United States	593	485	367	22%	32%
Total Worldwide	1,875	1,594	1,243	18%	28%

* The approximate procedures are rounded to thousands, but the percentage changes are based on unrounded approximate procedures.

This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2022 revenue data and metrics, and other related subjects. The unaudited preliminary results are subject to the completion of Intuitive’s final closing procedures and an audit by the Company’s independent registered accounting firm and, therefore, are subject to adjustment. These forward-looking statements are based on Intuitive’s current expectations and estimates and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: completion of the Company’s final closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and other risk factors under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as updated by the Company’s other filings with the Securities and Exchange Commission.